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                                                                    EXHIBIT 12.1

Norama Ltd.
Statement Re: Computation of Ratios
(dollars in thousands)
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                                                          Historical                                      Pro Forma
                                     -------------------------------------------------------- --------------------------------------

                                                                                                          Six Months   Twelve Months
                                                                             Six Months Ended Year Ended     Ended        Ended
                                                Year ended March 31,           September 30,   March 31,  September 30 September 30,
                                     -------------------------------------------------------- --------------------------------------
                                       1999    2000    2001    2002    2003    2002     2003     2003       2003           2003
Earnings:
Income (loss) from operations
 before income taxes                 $3,606  $15,142 $(3,575) $2,298 $19,109 $(1,190) $(1,084) $(6,110)    $7,332         $13,068
Plus fixed charges                    1,388    1,276   3,034   3,510   4,162   1,492    1,926   28,564     14,119          28,401
                                     --------------------------------------------------------  -------------------------------------
 Earnings                            $4,994  $16,418   $(541) $5,808 $23,271    $302     $842  $22,454    $21,451         $41,469
                                     ======================================================== ======================================
Fixed charges:
                                     -------------------------------------------------------- --------------------------------------
Interest expense                     $1,388   $1,276  $3,034  $3,510  $4,162  $1,492   $1,926  $28,564    $14,119         $28,401
                                     ======================================================== ======================================

                                     -------------------------------------------------------- --------------------------------------
Ratio of Earnings to Fixed Charges(1)   3.6     12.9       -     1.7     5.6       -        -        -        1.5             1.5
                                     ======================================================== ======================================


(1)For the purposes of calculating the ratio of earnings to fixed charges, (a) earnings consists of earnings (loss) before fixed charges and income taxes and (b) fixed charges consist of interest expense on all indebtedness, including capital lease obligations.
During the periods presented, no interest costs have been capitalized. The dollar amount of the deficiency as calculated in accordance with U.S. GAAP was $3,575 for the fiscal year ended March 31, 2001, $1,190 for the six months ended September 30, 2002 and $1,084 for the six months ended September 30, 2003. The pro forma deficiency for the fiscal year ended March 31, 2003 was $6,110 as calculated in accordance with U.S. GAAP.

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